EXHIBIT 77(C)

An special meeting of the Fund's shareholders was held on July 12, 2004. The number of outstanding shares of common stock on the record date, May 17, 2004, for the Fund was 24,168,571. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, and the number of abstentions with respect to such matters, are set forth below.

            (a)   The Fund's shareholders elected the following directors:

                     Director's Name             Votes For        Votes Withheld
                     ---------------             ---------        --------------
                  Norbert J. Conzemius          12,951,398            216,812
                  Charlton Dietz                12,924,761            243,449
                  William B. Frels              12,936,685            231,524
                  Charles M. Osborne            12,952,868            215,341
                  Edward C. Stringer            12,908,362            259,847

            (b) The Fund's shareholders approved a proposal to amend the Articles of Incorporation to increase the total number of authorized shares from 25,000,000 to 100,000,000. The following votes cast regarding this matter were:

                  Votes For              Votes Against               Abstentions
                  ---------              -------------               -----------
                  12,086,816                554,818                    526,675

            (c) The Fund's shareholders approved an amended and restated Agreement for Investment Counsel Service. The following votes cast regarding this matter were:

                  Votes For              Votes Against               Abstentions
                  ---------              -------------               -----------
                  12,334,214                283,552                    550,443

            (d) The Fund's shareholders ratified the selection by the Fund's Board of Directors of Ernst & Young LLP as the Fund's independent registered public accounting firm for the Fund for the fiscal year end December 31, 2004. The following votes cast regarding this matter were:

                  Votes For              Votes Against               Abstentions
                  ---------              -------------               -----------
                  12,734,470                189,870                    243,869

            (e)   There were no other matters voted on or discussed.